201 santa monica boulevard

suite 300

santa monica, ca 90401-2224

Telephone (310) 576-4758

Facsimile (310) 388-5899

Email: dhateley@hateleyhampton.com

September 15, 2015

Vigilant Diversified Holdings, Inc.

433 N. Camden Drive, Suite 600

Beverly Hills, CA 90210

Re:	Vigilant Diversified Holdings, Inc.
Registration Statement on Form S-1
800,000 Shares of Common Stock

Ladies and Gentlemen

I have acted as special counsel to Vigilant Diversified Holdings, Inc., a Nevada corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 (“Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Securities Act”), of the offer and sale of up to 800,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) by the Company’s officers and directors identified in the Registration Statement.

As the basis for the opinion hereinafter expressed, I have examined such statutes, including the Nevada Revised Statutes, as amended (“NRS”), regulations, corporate records, and documents, including the Company’s Articles of Incorporation and Bylaws, certain resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of the Common Stock, and other instruments and documents as I have deemed necessary or advisable for the purposes of this opinion.

In making my examination, I have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to me as originals, and (iv) the conformity to the original documents of all documents submitted to me as certified, conformed, or photostatic copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that the shares of the Common Stock are duly authorized, validly issued, fully paid and non-assessable.

I express no opinion on the laws of any jurisdiction other than the Federal Securities Laws and the NRS, including its applicable statutory provisions, the rules and regulations underlying those provisions and the applicable judicial and regulatory determinations.

Vigilant Diversified Holdings, Inc.

September 14, 2015

I hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Interests of Named Experts and Counsel” in the prospectus which is a part of the Registration Statement. In giving such consent I do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-1 filed pursuant to Rule 462(b) under the Act with respect to the Common Stock.

Very truly yours,

/s/ Donald P. Hateley
Donald P. Hateley